TRECORA RESOURCES
DESCRIPTION OF SECURITIES
As of December 31, 2019, our common stock is the only class of securities we have registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF OUR COMMON STOCK
The following description of our common stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware and the complete text of our amended and restated certificate of incorporation and amended and restated bylaws. We have filed copies of our amended and restated certificate of incorporation and amended and restated bylaws as exhibits to our periodic reports filed with the SEC, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.
Our authorized capital stock consists of 40,000,000 shares of common stock, $0.10 par value per share.
Voting Rights
Holders of common stock are entitled to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the stockholder’s name. Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. An election of directors by our stockholders is determined by a majority of the votes cast by the stockholders entitled to vote on the election, where a quorum is present. However, in a contested director election in which the number of nominees exceeds the number of directors to be elected, the election is determined by a plurality of the votes cast.
Dividends
The holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.
Liquidation
In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions.
Other Rights and Restrictions
All shares of common stock will, when issued, be duly authorized, fully paid and non-assessable. All shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.
New York Stock Exchange Listing.
Our common stock is listed on the New York Stock Exchange under the symbol “TREC.”
Transfer Agent and Registrar.
The transfer agent and registrar for our common stock is Computershare Trust Company Inc. Its address is 250 Royall St., Canton, MA 02021.
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